Exhibit 99.1

Press Release

Investor Relations/Media Contact: Faith Pomeroy-Ward: 817-837-1208
7 Village Circle, Suite 100
Westlake, Texas 76262
MIDDLEBROOK PHARMACEUTICALS REPORTS 2008 FOURTH QUARTER
AND FULL-YEAR FINANCIAL AND OPERATIONAL RESULTS
MOXATAG™, the first and only FDA-approved once-daily amoxicillin, will launch to health care professionals nationwide March 16, 2009
Highlights
•	MiddleBrook received FDA approval to market MOXATAG (extended-release amoxicillin) Tablets, 775 mg, the first and only FDA-approved once-daily amoxicillin, for the treatment of pharyngitis/tonsillitis secondary to Streptococcus pyogenes in patients twelve years and older. (Jan. 2008)

•	The Company completed its strategic alternatives review process which culminated in stockholder approval for a $100 million common stock financing transaction with Equity Group Investments, L.L.C. (EGI) which closed Sept. 4, 2008. (Sept. 2008)

•	MiddleBrook repurchased the KEFLEX® assets for approximately $11.0 million from Deerfield Management and redeemed the Deerfield warrants for $8.8 million in conjunction with the EGI transaction. (Sept. 2008)

•	John Thievon became president & CEO, and David Becker became executive vice president & CFO, effective upon the close of the EGI transaction. (Sept. 2008)

•	The Company’s MOXATAG patents were listed in FDA’s Orange Book. (Oct. 2008)

•	MiddleBrook opened its sales and administrative office in Westlake, Texas. (Dec. 2008)

•	The Company successfully completed manufacturing validation, warehoused sufficient inventory to support the MOXATAG launch, and began shipping MOXATAG to its trade customers. (Dec. 2008 — Jan. 2009)

•	MiddleBrook hired 271 field sales force representatives and 30 district managers in preparation for the March 16 professional launch of MOXATAG. (Dec. 2008 — Feb. 2009)
WESTLAKE, Texas (March 5, 2009) — MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) today announced financial and operational results for the quarter and year ended Dec. 31, 2008.
MiddleBrook President & CEO John Thievon said, “In 2008, I shared the key milestones we would need to achieve as a company in order to launch MOXATAG in the first half of 2009. In just a few months, we have built the commercial side of our operation, hiring key executives with a history of success and bringing over 300 people into the sales organization. The MiddleBrook team has accomplished each goal set before it, which has enabled us to schedule the MOXATAG launch in the first quarter of 2009.”
“We listed our patents related to MOXATAG in the FDA Orange Book on October 24, 2008, under Section 4 of Public Law 110-379,” Thievon continued. “We completed manufacturing validation in December, and we began shipping product to customers in January. Since then, we’ve successfully secured national retail distribution for MOXATAG across the food, drug and mass channels, including independent and chain retailers.”

“We have made solid progress in securing third tier formulary coverage in managed care as well,” said Thievon, “and I am pleased to announce that we have launch-appropriate inventory levels of both MOXATAG product and MOXATAG patient starter samples for physicians ready for distribution. We are in an excellent position to launch MOXATAG to health care professionals nationwide in less than two weeks.”
Executive Vice President and Chief Financial Officer Dave Becker said, “We ended 2008 with $74.7 million in cash and marketable securities, in line with our previously stated guidance of over $70.0 million. Our balance sheet is strong, and we are well positioned to successfully execute the launch of MOXATAG. It remains our intention to achieve profitability in 2010 without the need for additional equity financing. Everyone at MiddleBrook is focused on executing our plan and achieving success.”
Financial Results:
MiddleBrook reported fourth quarter 2008 revenue of $1.7 million, compared to revenue of $2.9 million in the fourth quarter of 2007. The quarter-over-quarter decrease in revenue is primarily driven by the reduction in headcount of the Company’s contract field sales force, which was reduced from 75 to 30 during 2007, and an increase in sales reserves and allowances for the 250 and 500 mg strengths of KEFLEX (cephalexin, USP) Capsules. Revenue of $8.8 million for the full year of 2008 was in line with the Company’s previously disclosed revenue target of approximately $9.0 million and represented a 15.4% decline compared to the prior year revenue of $10.5 million.
The Company reported cost of goods sold in the amount of $0.3 million in the 2008 fourth quarter, compared to $0.7 million in the 2007 fourth quarter. The decline is due primarily to the 2007 fourth quarter write-off of obsolete KEFLEX inventory. Cost of goods sold for the full year of 2008 was $1.6 million compared to $2.6 million in the prior year. The lower cost of goods sold for the year is due to lower overall sales in 2008 and the 2007 charges for obsolete inventory.
Research and development (R&D) expenses in the 2008 fourth quarter were $4.8 million, compared to 2007 fourth quarter R&D expenses of $3.5 million. The increase in the 2008 fourth quarter R&D expenses is the result of a $2.6 million net charge representing the future lease expense for the unused Maryland laboratory space, less expected future sublease income. In 2007, R&D headcount was reduced and all development activities outside of those related to MOXATAG were put on hold. The 2008 impact of these actions was partially offset by the charges related to the Maryland-based laboratory space, resulting in $19.1 million in R&D expenses for the full year of 2008, compared to $22.0 million in the prior year.
Selling, general and administrative (SG&A) expenses were $8.7 million in the fourth quarter of 2008, compared to $5.6 million in the 2007 fourth quarter. The increase in the 2008 fourth quarter SG&A expenses is primarily driven by an increase in employee-related expenses such as salaries, benefits and stock compensation combined with marketing costs in preparation for the launch of MOXATAG during the first quarter of 2009. While SG&A expenses were higher in the 2008 fourth quarter compared to fourth quarter 2007, it decreased year-over-year. SG&A expenses for the full year of 2008 were $24.4 million, down from $26.0 million in 2007. The year-over-year decline is due primarily to the reduction in the size of the contract sales force from 75 to 30 representatives in late 2007, and the termination of the Innovex contract for the contract sales force in the fourth quarter of 2008.

Net loss was $(11.6) million for the 2008 fourth quarter, compared to a net loss of $(9.1) million in the fourth quarter of 2007. Net loss per share during the fourth quarter of 2008 was $(0.13), compared to a net loss per share of $(0.19) in the 2007 fourth quarter. The number of shares used in the per share calculation was 86.4 million for the current quarter compared to 46.7 million for the fourth quarter of 2007. Net loss per share for the full year of 2008 was $(0.64), down from a net loss of $(0.96) for 2007. The number of shares used in the 2008 full year per share calculation was 65.2 million and includes the weighted-average impact of the 30.3 million new shares purchased by EGI in Sept. 2008.
Outlook:
MiddleBrook expects 2009 net sales for MOXATAG and KEFLEX combined to be in excess of $40.0 million, assuming the successful commercial launch of MOXATAG in the first quarter of 2009 and no generic competition for KEFLEX 750 mg. MiddleBrook currently anticipates first quarter 2009 net revenues for all products to be in excess of $7.5 million, largely represented by the initial launch quantities of MOXATAG. With respect to actual prescriptions, the Company anticipates modest prescription volume initially, followed by an acceleration of prescriptions for MOXATAG. MiddleBrook expects more than half of the 2009 prescription volume to be generated in the fourth quarter of 2009, due to a combination of increased product awareness as a result of detailing by the Company’s field sales force and seasonality.
MiddleBrook is planning to advance its KEFLEX line extension program utilizing the PULSYS technology, contingent upon the success of the MOXATAG launch, to a stage where Phase III clinical enrollment would begin in 2010. Additionally, the current MiddleBrook 2010 plan supports the potential for achieving operating profitability without the need for additional equity financing.
2008 Fourth Quarter and Full Year Conference Call and Webcast:
MiddleBrook management will conduct a conference call to review results for the 2008 fourth quarter and full year at 9:00 a.m. (ET) today.
To listen live to the call, dial 1-800-813-8504 or 1-660-422-4526. A replay of the call will be available starting at approximately 11 a.m. today through 5 p.m. on March 12, 2009. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291, and enter the conference ID # 86529116.
A live audio webcast of the conference call also will be available by going to the Investor Relations section of MiddleBrook’s web site, www.middlebrookpharma.com. A replay of the webcast will be available starting at approximately 11 a.m. today through 5 p.m. on April 3, 2009.
About MiddleBrook Pharmaceuticals:
MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) is a pharmaceutical company focused on developing and commercializing anti-infective products that fulfill unmet medical needs. We have developed a proprietary delivery technology called PULSYS®, which enables the pulsatile delivery, or delivery in rapid bursts, of certain drugs. We are currently developing a portfolio of anti-infective PULSYS products. Our near-term corporate strategy is to improve dosing regimens and/or reduce frequency of dosing which we believe will result in improved patient dosing convenience and compliance for antibiotics that have been used and trusted by physicians and patients for decades. MiddleBrook currently markets KEFLEX, the immediate-release brand of cephalexin, and MOXATAG — the first and only FDA-approved once-daily amoxicillin. For more information about MiddleBrook, please visit www.middlebrookpharma.com.
About MOXATAG:
MOXATAG (amoxicillin extended-release) Tablets, 775mg, is a once-a-day extended-release formulation of amoxicillin for oral administration consisting of three components: one immediate-release component and two delayed-release components. The three components of MOXATAG are combined in a specific ratio to prolong the release of amoxicillin compared to immediate-release amoxicillin. MOXATAG is intended to provide a lower treatment dose, once-daily alternative to currently approved penicillin and amoxicillin regimens for the treatment of adults and pediatric patients 12 years and older with tonsillitis and/or pharyngitis. For more information about MOXATAG, please visit www.middlebrookpharma.com.
About KEFLEX:
KEFLEX (cephalexin, USP) Capsules, is MiddleBrook’s immediate-release first-generation cephalosporin antibiotic. KEFLEX has been shown to be active against strains of both gram- positive and gram- negative aerobes in vitro and in clinical infections. KEFLEX is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on KEFLEX and prescribing information are available at www.keflex.com.
Forward-Looking Statements:
This announcement contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, that involve risks and uncertainties. In some cases, forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “potential, “ “estimate, “ “will,” “may,” “predict,” “should, “ “could, “ “would” and similar expressions. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this announcement. All of these forward-looking statements are based on information available to us at this time. Actual results could differ from those projected in these forward-looking statements as a result of many factors, including those identified in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2008, our Annual Report on Form 10-K for the year ended Dec. 31, 2007, and in similar disclosures made by us from time to time in our other filings with the Securities and Exchange Commission. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the Securities and Exchange Commission. KEFLEX, MiddleBrook, MiddleBrook Pharmaceuticals (stylized), MiddleBrook Pharmaceuticals, Inc., M1 (stylized), MOX-10, MOXAKIT, MOXATAG1 (stylized), MOXATAG, MOXATEN, MOX-PAK and PULSYS are our trademarks and have been registered in the U.S. Patent and trademark office or are the subject of pending U.S. trademarks applications. Each of the other trademarks, tradenames, or service marks appearing in this document belongs to the respective holder. As used herein, except as otherwise indicated by the context, references to “we,” “us,” “our,” “MiddleBrook,” or the “Company,” refer to MiddleBrook Pharmaceuticals, Inc., and its subsidiaries.
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Source: MiddleBrook Pharmaceuticals, Inc.
Investor/Media Contact: Faith Pomeroy-Ward 817-837-1208

MiddleBrook Pharmaceuticals, Inc.
Consolidated Statements of Income
(Amounts in thousands, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)
Product sales	$1,666	$2,858	$8,850	$10,457

Costs and expenses:
Cost of product sales	290	712	1,635	2,577
Research and development	4,809	3,473	19,079	21,958
Selling, general and administrative	8,689	5,570	24,385	26,043

Total expenses	13,788	9,755	45,099	50,578

Loss from operations	(12,122)	(6,897)	(36,249)	(40,121)

Interest income	337	62	724	543
Interest expense	—	(55)	—	(584)
Early extinguishment of debt	—	(224)	—	(224)
Change in fair value of warrants	—	(2,100)	(6,714)	(2,100)
Other income	—	—	—	75

Loss before noncontrolling interest and taxes	(11,785)	(9,214)	(42,239)	(42,411)

(Benefit from) income taxes	(174)	—	(174)	—
Loss attributable to noncontrolling interest	—	162	485	162

Net loss	(11,611)	(9,052)	(41,580)	(42,249)

Basic and diluted net loss per share applicable to common stockholders	$(0.13)	$(0.19)	$(0.64)	$(0.96)

Shares used in calculation of basic and diluted net loss per share	86,422	46,735	65,180	43,816

MiddleBrook Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$30,520	$1,952
Marketable securities	44,242	—
Accounts receivable, net	426	688
Inventories, net	335	688
Prepaid expenses and other current assets	2,638	1,142

Total current assets	78,161	4,470

Property and equipment, net	4,192	10,929
Restricted cash	872	872
Deposits and other assets	523	175
Intangible assets, net	11,445	7,220

Total assets	$95,193	$23,666

LIABILITIES, NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,993	$1,660
Accrued expenses	6,141	5,613

Total current liabilities	9,134	7,273

Warrant liability	—	2,100
Deferred contract revenue	11,625	11,625
Deferred rent and credit on lease concession	174	1,178
Other long-term liabilities	2,329	—

Total liabilities	23,262	22,176

Noncontrolling interest	—	7,338

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.01 par value; 25,000 shares authorized, no shares issued or outstanding at December 31, 2008 and 2007	—	—
Common stock, $0.01 par value; 225,000 shares authorized, and 86,433 and 46,749 shares issued and outstanding at December 31, 2008 and 2007, respectively	864	467
Capital in excess of par value	307,705	189,019
Accumulated deficit	(236,914)	(195,334)
Accumulated other comprehensive income	276	—

Total stockholders’ equity (deficit)	71,931	(5,848)

Total liabilities, noncontrolling interest and stockholders’equity (deficit)	$95,193	$23,666

MiddleBrook Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands, except per share amounts)

	Twelve Months Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(41,580)	$(42,249)
Adjustments to reconcile net income to net cash in operating activities:
Loss attributable to noncontrolling interest	(485)	(162)
Depreciation and amortization	6,316	4,460
Change in fair value of warrants	6,714	2,100
Stock-based compensation	2,203	1,931
Deferred rent and credit on lease concession	(256)	(75)
Amortization of premium on marketable securities	(118)	(40)
Loss on disposal of fixed assets	3,740	—
Deferred tax assets	(174)	—
Changes in:
Accounts receivable	262	(384)
Inventories	353	1,389
Prepaid expenses and other current assets	(1,278)	540
Deposits other than on property and equipment, and other assets	(348)	304
Accounts payable	1,333	(626)
Accrued expenses	(678)	(2,260)
Deferred product revenue	—	(189)

Net cash used in operating activities	(23,996)	(35,261)

Cash flows from investing activities:
Repurchase of Keflex® assets from Deerfield	(12,190)	—
Purchases of marketable securities	(46,243)	(5,867)
Sale and maturities of marketable securities	2,380	6,430
Purchases of property and equipment	(814)	(1,397)
Deposits on property and equipment	—	—
Proceeds from sale of fixed assets	1,366	—

Net cash used in investing activities	(55,501)	(834)

Cash flows from financing activities:
Proceeds from private placement of common stock, net of issue costs	115,943	22,412
Proceeds from purchase of noncontrolling interest		7,500
Payments on lines of credit	—	(6,889)
Proceeds from exercise of common stock options	772	167
Proceeds from exercise of common stock warrants	164	—
Payment to settle warrant liability	(8,814)	—

Net cash provided by financing activities	108,065	23,190

Net increase (decrease) in cash and cash equivalents	28,568	(12,905)
Cash and cash equivalents, beginning of period	1,952	14,857

Cash and cash equivalents, end of period	$30,520	$1,952